Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centessa Pharmaceuticals plc:

We consent to the use of our report dated March 12, 2021, except as to Note 8, which is as of May 24, 2021, with respect to the balance sheet of Centessa Pharmaceuticals Limited as of December 31, 2020, the related statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the period October 26, 2020 (inception) through December 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

May 27, 2021